Exhibit 99.1

Promissory Note

$4,875,741	March 10, 2017

Ricky Stern, not in his individual capacity but as Trustee of the RICKY STERN FAMILY 2012 TRUST (the “Borrower”), promises pay to the order of GMS FAMILY INVESTORS, LLC, a Delaware limited liability company having an address of c/o Ricky Stern, 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, and its successors and assigns (the “Lender”), Four Million Eight Hundred Seventy Five Thousand Seven Hundred Forty One Dollars ($4,875,741), on or before March 9, 2020 (or such later date as the Lender may agree, the “Maturity Date”), plus interest on the outstanding balance from the date hereof until paid.

Advance. On or around March 10, 2017, Lender will, upon request from Borrower, make one advance for the account of Borrower to such entity or account, or otherwise transfer such funds, as may be separately agreed between the Lender and the Borrower in an amount up to the aggregate principal amount of this Note.

Interest. Commencing as of the date of this Note, Borrower shall pay interest on the outstanding principal balance of this Note at the rate per annum equal to 1.01%.

All computations of interest shall be made on the basis of a 360-day year and paid for the actual number of days elapsed; that is, by multiplying the outstanding principal balance by the applicable interest rate, dividing by 360 days, and multiplying by the actual number of days the principal balance is outstanding. This method of computation is known as the 365/360 method and results in a higher interest yield to the Lender and a higher interest expense to Borrower than if a 365-day year were used.

Payments. Commencing March 10, 2018 and continuing each anniversary of the date hereof, and the Maturity Date, Borrower shall pay interest then accrued and unpaid on the outstanding balance (if any) of this Note at the applicable rate. At the Maturity Date or the earlier acceleration of this Note, Borrower shall pay the entire principal balance, plus all accrued and unpaid interest and fees. Borrower shall make all payments on this Note to Lender at its address stated above, or at such other place as the holder of this Note may designate. The sum or sums shown on Lender’s records shall be rebuttably presumptive of the correct unpaid balances of principal and interest on this Note. Lender is also authorized to complete all blank spaces in this Note. If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment. “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, New York.

Prepayment. The Borrower may, upon notice to the Lender, at any time or from time to time, voluntarily prepay principal due under this Note in whole or in part without premium or penalty.

Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Note:

1. If (a) the interest hereon or any commitment or other fee shall not be paid in full punctually when due and payable or within three days thereafter, or (b) the principal hereof shall not be paid in full punctually when due and payable.

2. If (a) any material provision, in the sole opinion of Lender, of this Note shall at any time for any reason cease to be valid, binding and enforceable against Borrower; (b) the validity, binding effect or enforceability of this Note against Borrower shall be contested by Borrower; (c) Borrower shall deny that it has any or further liability or obligation thereunder; or (d) this Note shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

3. If Borrower shall (a)  generally not pay its debts as such debts become due, (b) make a general assignment for the benefit of creditors, (c) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (d) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (f) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets.

Remedies upon Default. If any Event of Default shall occur, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

1. Declare all of the Borrower’s obligations to Lender under this Note immediately due and payable, whereupon all unpaid principal, interest and fees in respect of this Note, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of this Note or otherwise, shall be immediately due and payable;

2. Exercise any and all rights and remedies available to Lender under any applicable law or under the terms of this Note; and/or

3. Set off the unpaid balance hereunder against any debt owing to Borrower by the Lender.

Governing Law. This Note shall be construed under the laws of the State of New York and any applicable federal laws. Time is of the essence in the payment of this Note. All grace periods in this Note shall run concurrently.

Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to him, addressed to it at the address specified on the signature pages of this Note, or if to Lender, mailed or delivered to him, addressed to the address of Lender specified on the front page of this Note. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation or receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender.

Binding Effect. This Note shall be binding upon the Borrower and upon Borrower’s respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

Amendments. Any amendment hereof must be in writing and signed by the party against whom enforcement is sought. Unenforceability of any provision hereof shall not affect the enforceability of any other provision. A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

Assignments.     The Borrower shall not assign this Note without the prior written consent of the Lender.

Indemnification. In consideration of this loan, Borrower hereby releases and discharges Lender and its affiliates and their employees, agents and attorneys (collectively “Related Parties”) from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising out of or any way related to any of the Borrower’s obligations hereunder. Borrower shall indemnify, defend and hold harmless the Lender and the Related Parties against any claim brought or threatened against the Lender by the Borrower, any guarantor or endorser hereof, or any other person on account of Lender’s relationship with the Borrower or any guarantor or endorser hereof.

No Waiver. None of the following will be a course of dealing, estoppel, waiver, or implied amendment on which any party to this Note may rely: (1) Lender’s acceptance of one or more late or partial payments; (2) Lender’s forbearance from exercising any right or remedy under this Note, or any document providing security for or guaranty of repayment of this Note; or (3) Lender’s forbearance from exercising any right or remedy under this Note on any one or more occasions. Lender’s exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Lender from exercising the right or remedy at any other time. Lender’s rights and remedies under this Note and at law and in equity are cumulative to, but independent of, each other.

Costs, Expenses, Fees and Taxes. Borrower agrees to pay on demand all costs and expenses of Lender, including but not limited to, (a) administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of this Note and the administration of this Note, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of this Note and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due hereunder, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of this Note. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Note, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

Borrower Waivers. Borrower waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note.

Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of New York, over any action or proceeding arising out of or relating to this Note, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

Jury Trial Waiver. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Note as of the date first written above.

RICKY STERN FAMILY 2012 TRUST

/s/ Ricky Stern
By: Ricky M. Stern
Title: Trustee and authorized signatory

Address:

c/o Ricky Stern
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632